Exhibit 15.4

TELECOMMUNICATIONS SERVICES OF TRINIDAD AND

TOBAGO LIMITED

SPECIAL PURPOSE FINANCIAL STATEMENTS

31st March 2004

TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

SPECIAL PURPOSE FINANCIAL STATEMENTS

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

BALANCE SHEET

AS AT 31ST MARCH, 2004

	Notes		Unaudited 2004 TT$’000	Unaudited 2003 TT$’000

ASSETS

Non-current assets

Property, plant and equipment	8		3,072,068	3,053,993
Defined benefit plans asset	13	a	304,400	247,400
Deferred tax asset	12	d	7,612	6,595
Available for sale investment	2	f	8,882	9,866
			3,392,962	3,317,854

Current assets

Inventories	5		132,012	142,601
Accounts receivable and prepayment	4		423,429	411,884
Construction work-in-progress	14		34,080	–
Cash and cash equivalents	3		171,700	186,194
			761,221	740,679
Total assets			4,154,183	4,058,533

EQUITY AND LIABILITIES

Capital and reserves
Stated capital	9		572,717	572,717
Capital reserves			2,786	2,786
Retained earnings			2,210,469	1,993,110
Shareholders’ equity			2,785,972	2,568,613

Non-current liabilities
Retirement benefit obligations	13	a	25,372	21,982
Borrowings	10	a	364,779	463,957
Deferred tax liability	12	c	167,275	127,511
			557,426	613,450

Current liabilities
Employee benefits	7		150,073	241,749
Accounts payable and accruals	6		399,908	361,063
Deferred revenue			37,411	35,122
Tax payable			124,083	139,263
Borrowings – current portion	10	a	99,310	99,273
			810,785	876,470
Total shareholders’ equity and liabilities			4,154,183	4,058,533

The notes on pages 6 to 23 form part of these financial statements

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

STATEMENT OF INCOME

FOR THE YEAR ENDED 31ST MARCH, 2004

	Notes		Unaudited 2004 TT$’000	Unaudited 2003 TT$’000

Gross operating revenue

Gross revenue			2,272,503	2,138,198

Operating expenses
Cost of Sales			279,953	183,159

Personnel			446,348	449,956

Voluntary separation cost			–	25,765

Depreciation			461,156	426,505

Maintenance and repairs			93,171	101,226

Other			321,752	334,950
			1,602,380	1,521,561

Operating profit			670,123	616,637

Net finance cost
Interest income			5,399	4,520
Interest expense			(32,372)	(26,701)
			(26,973)	(22,181)

Other income

Gain on disposal of available for sale investment			1,291	–

Profit before taxation	11		644,441	594,456

Less: Taxation	12	a	194,879	147,331
Profit after taxation			449,562	447,125

The notes on pages 6 to 23 form part of these financial statements

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

STATEMENT OF CASH FLOW

FOR THE YEAR ENDED 31ST MARCH, 2004

	Unaudited 2004 TT$’000	Unaudited 2003 TT$’000
Cash flows from operating activities
Profit for the year before taxation	644,441	594,456
Adjustments for:
Foreign exchange loss	1,458	2,423
Gain on disposal of property, plant and equipment	(3,793)	(123)
Depreciation	461,156	426,505
Finance costs	32,372	26,701
Interest capitalised	–	12,923
Interest income	(5,399)	(4,520)
Interest received	4,801	3,914
Gain on disposal of available for sale investment	(1,291)	–
Pension income and contributions paid	(57,000)	(7,600)
Post employment medical costs and premiums paid	3,390	3,412
Operating profit before working capital changes	1,080,135	1,058,091
(Increase)/decrease in accounts receivable & prepayments	(11,433)	423
Decrease/(increase) in inventories	10,589	(24,845)
Increase in construction work-in-progress	(34,080)	–
(Decrease)/increase in employee benefits	(91,676)	3,682
Increase in accounts payable, accruals and deferred revenue	42,146	64,340
Cash generated from operations	995,681	1,101,691
Finance costs paid	(35,263)	(38,339)
Taxes paid	(171,309)	(154,226)
Net cash generated from operating activities	789,109	909,126
Cash flows from investing activities

Purchase of property, plant and equipment	(479,439)	(673,766)
Proceeds from disposal of property, plant and equipment	4,091	124
Proceeds from disposal of available for sale investment	2,274	–
Net cash used in investing activities	(473,074)	(673,642)
Cash flows from financing activities
Long term loan drawdowns	–	202,798
Long term loan repayments	(98,326)	(81,526)
Dividends paid	(232,203)	(187,970)
Net cash used in financing activities	(330,529)	(66,698)
Net (decrease)/increase in cash and cash equivalents	(14,494)	168,786
Cash and cash equivalents at beginning of year	186,194	17,408
Cash and cash equivalents at end of year (note 3)	171,700	186,194

The notes on pages 6 to 23 form part of these financial statements

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEAR ENDED 31ST MARCH, 2004

	Unaudited Stated capital TT$’000	Unaudited Capital reserves TT$’000	Unaudited Retained earnings TT$’000	Unaudited Shareholders’ equity TT$’000
Balance as at 1st April, 2002	572,717	269,269	1,489,116	2,331,102
- Deferred tax re: revaluation of technical assets	–	4,835	–	4,835
- Net profit after taxation	–	–	447,125	447,125
- Dividends paid	–	–	(85,825)	(85,825)
	572,717	274,104	1,850,416	2,697,237
- Effect of change in accounting policy (note 19)	–	(271,318)	142,694	(128,624)
Balance as at 31st March, 2003	572,717	2,786	1,993,110	2,568,613
Balance as at 1st April, 2003	572,717	2,786	1,993,110	2,568,613
Net profit after taxation	–	–	449,562	449,562
Dividends paid	–	–	(232,203)	(232,203)
Balance as at 31st March, 2004	572,717	2,786	2,210,469	2,785,972

The notes on pages 6 to 23 form part of these financial statements

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2004

1.	Incorporation and principal activity

The Company was incorporated in Trinidad and Tobago on May 1968 and on 15th April, 1999 the Company obtained its Certificate of Continuance under the Companies Act 1995. Its domestic operations are regulated by the Trinidad and Tobago Telephone Act Chapter 47:330 (Act 7 of 1968), subsequently amended in 1976 and 1990.

The Company’s registered office is located at 1 Edward Street, Port of Spain and its principal activity is the provision of both internal and external telecommunications services to the Republic of Trinidad and Tobago.

Cable & Wireless (West Indies) Limited holds a 49% interest in the Company. The 51% shareholding held by the Government of Trinidad and Tobago was transferred to National Enterprises Limited on 19th September, 2000.

The number of employees of the Company as at 31st March, 2004 amounted to 3,528 (March 2003: 3,512).

2.	Statement of accounting policies	a)

Basis of accounting

These financial statements are prepared under the historical cost convention, in accordance with International Financial Reporting Standards. No account is taken of the effects of inflation except for revaluation of the Company’s technical assets.

b)

Use of estimates

The preparation of financial statements, in conformity with International Financial Reporting Standards, requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated.

c)

Foreign currency translation

These financial statements are stated in Trinidad and Tobago dollars. The exchange rate ruling at the balance sheet date was US$1 = TT$6.2998 (March 2003: US$1 = TT$6.2965).

Foreign currency transactions during the period are converted at the rates ruling at the date of the transaction or at a rate, which approximates the actual rate. Monetary assets and liabilities in foreign currencies at the balance sheet date are translated at rates ruling at that date. Profits or losses thus arising are dealt with in the statement of income.

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2004

2.	Statement of accounting policies (continued)	d)

Property, plant and equipment

Items of property, plant and equipment are stated at historical cost less accumulated depreciation and impairment allowances. The cost of self – constructed property, plant and equipment includes the cost of materials and direct labour.

(i) Plant in service Depreciation on property, plant and equipment is provided on a straight-line basis. The estimated useful lives of depreciable plant are as follows:
Properties
			Freehold building Leasehold properties	50 years Over the period of lease
Technical assets
			Central office equipment	5-12 years
			External cable plant	20 years
			Plant & machinery	15 years
			Towers	36 years
			Underground conduit	40 years
			Customers’ installations	8 years

Other
			Furniture and office equipment including computers	3 – 7 years
			Indefeasible Rights of Use	10 years
			Tools and implements	15 years
			Vehicles	4 years

Land is not depreciated as it is deemed to have an indefinite life.

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2004

2.	Statement of accounting policies (continued)

(ii)      Plant under construction

Property, plant and equipment under construction are recorded as plant under construction (PUC) until they are ready for their intended use, thereafter they are transferred to the related category of property, plant and equipment and depreciated over their estimated useful lives. The cost of PUC includes allocation of labour and overhead in accordance with IAS #16, “Property, Plant and Equipment”. The total expenses capitalised for the year amounted to TT$34 million (unaudited). (2003:TT $44 million, unaudited).

(iii)    Impairment

The carrying amount of property, plant and equipment is reviewed whenever events or changes in circumstances indicate that impairment may have occurred, and where carrying values exceed this estimated recoverable amount, assets are written down to their recoverable amount.

(iv)     Repairs and renovations

Repairs and renovations are normally expensed as they are incurred. Expenses are reported as assets only if the amounts involved are substantial and one or more of the following conditions are satisfied: the original useful life is prolonged, the production/service capacity is increased, the quality of the products/services is enhanced materially or production/service costs are reduced considerably.

(v)      Borrowing Cost

Interest cost on borrowings to finance capital expenditure on development projects are capitalised during the period of time that is required to complete the asset for its intended use. The total interest capitalized for the year amounts to nil (2003: TT$12.9 million, unaudited). All other borrowing costs are expensed.

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2004

2. Statement of accounting policies (continued)

e)       Employee benefits

(i)      Retirement benefits plans

The Company operates three defined benefit plans, namely the Textel Pension Plan, the Telco Staff Pension Fund Plan and the TSTT Pension Plan. The current employees are all covered by either the Telco Staff Pension Fund Plan or the TSTT Pension Fund Plan. The Textel Pension Fund Plan operates only to pay benefits to those pensioners who have opted to remain in that plan. However, the constructive benefit obligation is based on the benefit structure of the TSTT Pension Plan.

For defined benefit plans, the pension accounting costs are assessed using the projected unit credit method. Under this method, the cost of providing pensions is charged to the statement of income so as to spread the regular cost over the service lives of employees in accordance with the advice of independent actuaries who carry out a full valuation of the plans every three years. The pension obligation is measured as the present value of the estimated future cash outflows. All actuarial gains and losses to be recognised are spread forward over the average remaining service lives of employees.

(ii)     Post employment medical benefits

The Company operates a post employment medical benefit plan that is insured with Colonial Life Insurance Company (CLICO). Medical benefits are available on retirement to all current retirees and employees. The plan has been in existence since 1st September, 1997 and is run alongside an arrangement to provide in-service medical benefits to employees. CLICO charges the Company one premium based on the number of current employees only. The premiums are met jointly by the Company and current employees only. No specific premiums are paid in respect of the cover provided to current retirees.

The International Accounting Standards (IAS) #19, Employee Benefits, requires the Company to account for the cost of the post-employment medical plan benefits during the period of employment with the Company so that the cost of these post-employment medical benefits is fully provided by the time the employee retires.

The IAS #19, Employee Benefits, liability is calculated by an independent actuary by quantifying the margins implicitly contained in the premium paid to CLICO by the Company. This margin is translated into a per-capita cost of medical benefits for 2003/2004 in respect of retirees currently covered by the plan. The data from CLICO for retirees currently covered by the post employment medical plan together with the data used to calculate the IAS #19 pension plan assets figures are then used to estimate the future post employment medical benefit obligation.

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2004

2. Statement of accounting policies (continued)

e)       Employee benefits (continued)

(iii)    Short term employee benefits

The Company recognises the expected cost of vacation earned not yet taken by its employees as an expense.

f)        Available for sale investment

This represents the Company’s share of the accumulated capital cost and working capital prepayment with the International Telecommunications Satellite (INTELSAT) Organisation.

In the financial year 2002/2003, the available for sale investment comprised of INTELSAT and New Skies Satellites N.V.

This investment is being held for an undefined period. However, if there are changes in market conditions that significantly affect this investment, the Company will consider its sale.

The fair value of the Company’s investment is estimated based on the net asset valuation using the most recent management accounts of INTELSAT. All recognised gains and losses arising from a change in fair value are recognised in the revaluation reserve and reported in the statement of changes in sharholders’ equity.

g)       Taxation

The liability approach for accounting for corporation taxes is used whereby under this method, deferred taxes are provided for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using current corporation tax rates.

Deferred tax liabilities are recognised for temporary differences that will result in taxable amounts in future years. Deferred tax assets are recognised for temporary differences that will result in deductible amounts in future years.

h)       Provisions

Provisions are recognised when the Company has a present obligation (legal or constructive) as a result of a past transaction or event and it is possible that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2004

2. Statement of accounting policies (continued)

i)        Leases

Leases where the lessor effectively retains substantially all the risk and benefits of the ownership of the leased term are classified as operating leases. Operating lease payments are recognised as an expense in the statement of income on a straight line basis over the lease term.

The Company has no finance leases.

j)        Trade and other receivables

Trade receivables, excluding government balances which generally have 30-90 days terms are recognised and carried at the original billed amounts less allowances for any uncollectible amounts. An estimate for doubtful debts is made when collection of the full amount is no longer probable.

Receivables from related parties are recognised and carried at cost.

k)       Trade and other payables

Liabilities for trade and other accounts payable which are normally settled on 30-90 day terms are carried at cost which is the fair value of the consideration to be paid in the future for goods and services received, whether or not billed to the Company.

l)        Inventories

Inventories held for use in the maintenance and expansion of the Company’s telecommunications systems are stated at landed cost, less provision for deterioration and obsolescence. Inventory held for resale are stated at the lower of cost and net realisable value.

m)      Cash and cash equivalents

Cash and cash equivalents are short-term highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

n)       Revenue recognition

Revenue from telecommunications services mainly represents telephone and cellular services. Telephone and post paid cellular service revenues are recorded based on call units and minutes of traffic respectively, plus basic fees on a monthly billing cycle basis. Revenues from prepaid cellular airtime are recognised based upon usage of prepaid cards by customers.

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2004

2.	Statement of accounting policies (continued)

n)       Revenue recognition (continued)

Other telecommunication services revenues, including leased circuit are recorded when the services are rendered to customers.

Other revenues earned by the Company are recognised on the following basis:

Business services – This represents amounts billed on contracts in progress. On completion of the contracts, the deferred income is offset against the deferred charges related to the contract and the resulting profit/loss is recognised in the statement of income.

Directory advertising – This represents amounts billed to customers in the current year for directory publication in the following year. Revenue is recognised when the directory is published, in equal monthly installments.

Mobile equipment – revenues are recognised upon delivery of equipment to customers.

o)       Comparative figures

Certain changes in presentation have been made during the year and the comparative figures have been restated. This include the effect of the change in accounting policy as set out in note 19.

			Unaudited 2004 TT$’000	Unaudited 2003 TT$’000
3.	Cash and cash equivalents	Cash at bank and in hand	171,700	186,194

The Company has unsecured bank overdraft facilities up to a maximum of TT$50 million.

			Unaudited 2004 TT$’000	Unaudited 2003 TT$’000
4.	Accounts receivable and prepayments	Foreign telecom administrations	47,960	50,796
		Amounts due from customers	454,870	420,481
		Sundry debtors and prepayments	131,450	153,618
		Provision for doubtful debts	(210,851)	(213,011)
			423,429	411,884

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2004

			Unaudited 2004 TT$’000	Unaudited 2003 TT$’000
5.	Inventories	Cable	20,560	29,960
		Cellular	63,137	53,708
		Business systems	16,550	19,005
		Materials and supplies	48,865	55,040
		Provision for obsolescence	(17,100)	(15,112)
			132,012	142,601

			Unaudited 2004 TT$’000	Unaudited 2003 TT$’000
6.	Accounts payable and accruals	Foreign telecom administrations	4,534	6,640
		Cable and Wireless (West Indies) Limited	2,577	17,270
		Trade payable	307,005	272,968
		Other payables	85,792	64,185
			399,908	361,063

7.	Employee benefits		Unaudited 2004 TT$’000	Unaudited 2003 TT$’000
		Liabilities arising from Human Resources including accrued vacation leave and provisions for retroactive salaries and termination benefits.	150,073	241,749

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2004

		Unaudited Balance at 31/03/2003 TT$’000	Unaudited Additions/ (Transfers) TT$’000	Unaudited Disposals TT$’000	Unaudited Balance at 31/03/2004 TT$’000

8.	Property, plant and equipment

	At cost:

	Properties

	Freehold properties	329,350	26,252	(208)	355,394
	Leasehold properties	114,786	11,681	–	126,467
		444,136	37,933	(208)	481,861
	Technical assets

	Central office equipment	1,824,141	210,366	–	2,034,507
	Customer installation	1,125,113	34,920	–	1,160,033
	External cable plant	882,437	187,432	(10,754)	1,059,115
	Plant & machinery	9,075	311	–	9,386
	Towers	58,841	5,585	–	64,426
	Underground conduit	490,882	25,758	–	516,640
	Shares of Americas 1	89,187	(2,732)	–	86,455
		4,479,676	461,640	(10,754)	4,930,562
	Other

	Furniture & fittings	48,553	927	(476)	49,004
	Indefeasible Rights of Use	26,431	–	–	26,431
	Air conditioning	14,789	1,145	–	15,934
	Tools & implements	29,630	1,368	–	30,998
	Vehicles	95,738	6,767	–	102,505
	Computer equipment	241,850	158,052	–	399,902
	Plant under construction	706,630	(188,393)	–	518,237
		1,163,621	(20,134)	(476)	1,143,011
	Total	6,087,433	479,439	(11,438)	6,555,434

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2004

		Unaudited Balance at 31/03/2003 TT$’000	Unaudited Depreciation charges TT$’000	Unaudited Disposals TT$’000	Unaudited Balance at 31/03/2004 TT$’000
8.	Property, plant and equipment (continued)
	Accumulated depreciation:
	Properties
	Freehold properties	59,462	6,345	–	65,807
	Leasehold properties	22,284	1,696	–	23,980
	Technical assets	81,746	8,041	–	89,787

	Central office equipment	824,266	248,862	–	1,073,128
	Customer installation	916,790	49,958	–	966,748
	External cable plant	596,019	61,398	(10,754)	646,663
	Plant & machinery	7,979	358	–	8,337
	Towers	33,149	2,032	–	35,181
	Underground conduit	186,257	12,642	–	198,899
	Shares of America 1	39,457	5,996	–	45,453
		2,603,917	381,246	(10,754)	2,974,409
	Other

	Furniture & fittings	36,690	2,424	(476)	38,638
	Indefeasible Rights of Use	24,955	414	–	25,369
	Air conditioning	4,356	965	–	5,321
	Tools & implements	15,717	1,468	–	17,185
	Vehicles	76,480	10,400	–	86,880
	Computer equipment	189,579	56,198	–	245,777
		347,777	71,869	(476)	419,170
	Total	3,033,440	461,156	(11,230)	3,483,366
	Net carrying amount	3,053,993			3,072,068

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2004

				Unaudited 2004 TT$’000	Unaudited 2003 TT$’000
9.	Stated capital		Authorised
			1,300,000,000 ordinary shares of no par value
			Issued
			282,820,361 ordinary shares of no par value	572,717	572,717

10.	Borrowings	(a)	Long term loans	Unaudited 2004 TT$’000	Unaudited 2003 TT$’000

			Balance brought forward	563,230	438,886
			Drawdowns	–	202,798
			Foreign exchange gain arising from currency translations during the year	138	3,072
				563,368	644,756
			Repayments	(99,279)	(81,526)
			Balance carried forward	464,089	563,230

			Amounts due within one year	99,310	99,273
			Amounts due within 2 to 5 years	344,227	443,405
			Amounts due after 5 years	20,552	20,552
				464,089	563,230

(b)       Interest rates

The Republic Bank Limited loan is tied to the average of the Trinidad and Tobago dollar prime rates of Republic Bank Limited, RBTT, and Scotiabank Limited at 30th November each year minus 4.40%. The loans from Royal Bank, Export Import Bank of the United States and Export Development Corporation are all at fixed rates.

Floating interest rates	5.10%
Fixed interest rates	4.72% - 8.25%

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2004

10.	Borrowings (continued)	(c)	Long term loan facilities	Unaudited 2004 TT$’000	Unaudited 2003 TT$’000

			- at fixed rates	321,089	391,730
			- at floating rates	143,000	171,500
				464,089	563,230

(d) Security These long-term loans are held with various local and foreign financial institutions and are unsecured.
(e) Repayments The Company’s loans are being repaid within varying periods ranging between January 2006 and October 2009.

(f)       Fair value of fixed rate loans

The fair value of the fixed rate long-term loan is based on estimated future cash flows discounted using the current market rates for debt of the same remaining maturities and credit risks.

	Carrying amounts		Fair values
	Unaudited 2004 TT$’000	Unaudited 2003 TT$’000	Unaudited 2004 TT$’000	Unaudited 2003 TT$’000

Balance at 31st March	321,089	391,730	330,302	412,661

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2004

11.	Profit before taxation	This is arrived at after charging the following items:	Unaudited 2004 TT$’000	Unaudited 2003 TT$’000

		Exchange loss	1,458	2,423
		Provision for doubtful debts	60,095	77,396
		Stock write-off/provision for obsolescence	2,576	8,013

12.	Taxation	(a)	Components of the tax expense	Unaudited 2004 TT$’000	Unaudited 2003 TT$’000
			Deferred tax expense/(income)	38,749	(39,426)
			Current tax – current year tax expense	154,758	186,757
			– prior year tax expense	1,372	–
				194,879	147,331

(b)	Reconciliation of accounting to tax profit:	Unaudited 2004 TT$’000	Unaudited 2003 TT$’000

	Accounting profit	644,441	594,456
	Tax at 30%	193,332	178,337
	Effect of change in tax rate	–	(26,947)
	Effect of tax rate reduction on deferred tax on revaluation of technical asset	–	(4,835)
	Tax effect of income treated differently in determining taxable profits	(2,043)	(1,288)
	Green fund levy	2,218	2,064
	Prior years’ under provision	1,372	–
	Tax expense (note 12a)	194,879	147,331

(c)	Components of deferred tax liability	Unaudited 2004 TT$’000	Unaudited 2003 TT$’000

	Property, plant and equipment	(75,955)	(53,291)
	Defined benefit plans asset	(91,320)	(74,220)
		(167,275)	(127,511)

(d)	Components of deferred tax asset	Unaudited 2004 TT$’000	Unaudited 2003 TT$’000

	Post employment medical benefit	7,612	6,595

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2004

13.	Pension & other post employment benefits	(a)	Amounts recognised in the balance sheet	Pension plans		Post employment medical benefit

				Unaudited 2004 TT$’000	Unaudited 2003 TT$’000	Unaudited 2004 TT$’000	Unaudited 2003 TT$’000

			Benefits obligations	(1,843,700)	(1,353,200)	(49,298)	(26,227)
			Plans assets	2,626,500	1,974,400	–	–
				782,800	621,200	(49,298)	(26,227)
			Unrecognised actuarial (gain)/losses	(320,800)	(234,800)	23,926	4,245
			Un-utilisable asset	(157,600)	(139,000)	–	–
			Benefits asset/(liability)	304,400	247,400	(25,372)	(21,982)

(b)	Amounts recognised in the statement of income
	Current service cost	44,900	35,700	2,266	1,168
	Interest costs	106,200	104,700	2,046	1,712
	Expected return on plans assets	(196,100)	(169,000)	–	–
	Curtailment and settlements	(3,600)	26,300	326	1,254
	Termination Cost	–	–	–	–
	Net amortised gain	(3,500)	(2,400)	108	–
	Un-utilisable asset adjustment	18,700	14,600	–	–
	Net benefit (income)/cost	(33,400)	9,900	4,746	4,134
	Actual return on plans assets	663,900	311,700	–	–

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2004

				Pension plans		Post employment medical benefit
13.	Pension & other post employment benefits (continued)	(c)	Movement on the asset /(liability) recognised in the balance sheet	Unaudited 2004 TT$’000	Unaudited 2003 TT$’000	Unaudited 2004 TT$’000	Unaudited 2003 TT$’000
			At the beginning of year
			- as previously stated	247,400	239,800	(21,982)	–
			- effect of adopting IAS 19	–	–	–	(18,570)
			As restated	247,400	239,800	(21,982)	(18,570)
			Net benefit income/ (cost)	33,400	(9,900)	(4,746)	(4,134)
			Contributions	23,600	17,500	1,356	722
			At end of year	304,400	247,400	(25,372)	(21,982)
		(d)	Principal actuarial assumptions used for accounting purposes were:

	Unaudited 2004	Unaudited 2003
Discount rate	6.5%	8.0%
Expected rate of return on plan assets	8.0%	10.0%
Future salary increases	5.5%	6.0%
Future pension increases	3.0%	3.0%
Medical expense increases	6.0%	6.0%

(e)

As a consequence of the High Court Action – LOPEZ vs. TSTT and RBTT Trust Co. Ltd., in 2001/2002 it was determined that the unallocated surplus of the Textel Pension Plan could not be transferred to TSTT’s pension plan. The amount of the surplus recognised in respect of the Textel Plan was accordingly limited under IAS 19 giving rise to the un-utilisable asset adjustment of TT$ 18.7M (unaudited) in 2004 (2003:TT$ 14.6M – unaudited).

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2004

14.	Construction work - in -progress

This represents the excess of the costs incurred over progress billings to date on a communication solution to enhance the functioning and delivery of electronic services for a third party. Completion testing had not yet been completed as at 31st March 2004 hence no revenue has been recognised to date.

15.	Related party transactions	The transactions with the Company’s related party Cable & Wireless (West Indies) Limited are as follows:

	Unaudited 2004 TT$’000	Unaudited 2003 TT$’000
Technical and professional fees and purchases	9,386	37,211
Traffic settlements (net)	6,286	11,215
Directors’ fees and allowances	105	132

16.	Financial instruments

Exposure to various types of financial risks arises in the ordinary course of the company’s business. Derivatives financial instruments are not currently used to reduce exposure to fluctuations in interest and foreign exchange rates.

Financial instruments carried on the balance sheet include cash and cash equivalents, accounts receivables and prepayments, investments, accounts payable and accruals and borrowings. Transactions in financial instruments have resulted in the Company assuming the financial risks described below:

		(a)	Interest rate risk
The changes in market interest rates on the Company’s loans cause exposure to interest rate risk. Included in note 10 is information on the maturity dates as well as effective interest rates.
		(b)	Credit risk

Financial instruments that potentially subject the Company to credit risk include trade receivable and loans to employees. Provisions have been set up against the receivable balances for potential credit losses. There is no concentration of credit risk in a particular customer or employee.

		(c)	Fair value

The carrying amounts of the Company’s cash and cash equivalents, short term borrowings, accounts receivable, and accounts payable approximate to their fair value because of the short term maturities of these instruments.

The Company’s investments with the International Telecommunications Satellite Organisation are stated at fair value.

The fair value of the Company’s floating rate long-term loans approximates its carrying amount given the floating rate nature of the loan at prevailing market rates. The fair value of the fixed rates long-term loans is based on estimated future cash flows discounted using the current market rates of debt of the same remaining maturities and credit risk (note 10g).

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2004

17.	Commitments and contingencies

(a)      Capital expenditure commitments

At 31st March 2004 the Company has commitments of TT$103 million (unaudited) (2003: TT$24 million, unaudited) for the acquisition of property, plant and equipment incidental to the ordinary course of business.

(b)      Operating lease commitments

Operating lease expense was TT$58.9 million (unaudited) and TT$75.3 million (unaudited) for the years ended 31st March 2004 and 2003 respectively.

Future minimum rentals under non-cancelable leases of motor vehicles and leasehold buildings are as follows as of 31st March:

	Unaudited 2004 TT$’000	Unaudited 2003 TT$’000

Within one year	10,604	7,983
After one year but not more than five years	31,694	40,181
More than five years	16,585	27,189
Total	58,883	75,353

(c)      Contingent liabilities

The Company has guarantee facilities for contract performance and customs clearance certificates with its bankers amounting to TT$15.5 million. Based on information currently available, the Company does not expect liabilities to arise from these guarantees.

18.	Dividends paid		Unaudited 2004 TT$’000	Unaudited 2003 TT$’000

		Dividend on ordinary shares:

		Interim dividend for 2003/04 of $0.35 (2002/03: $0.31)	98,462	85,825
		Final dividend for 2002/03 of $0.31 (2001/02: $0.66)	133,741	102,145
			232,204	187,970

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TELECOMMUNICATIONS SERVICES OF TRINIDAD AND TOBAGO LIMITED

NOTES TO THE SPECIAL PURPOSE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST MARCH, 2004

19.	Effect of change in accounting policy

The Company has discontinued revaluing its technical assets every four (4) years as at 1st April 2003 and has reverted to historical cost basis, which is the benchmark treatment in accordance with IAS 16 Property, Plant & Equipment (revised 1998).

Management has changed the accounting policy relating to the company’s technical assets for the following main reasons:

•        Cost is the benchmark treatment under IAS 16 used by several companies in the telecom industry, and

•        Due to the nature of the industry in which the company operates the company undertakes annual impairment reviews and annual useful life reviews of its technical assets. This exercise has resulted in impairment provisions and/or accelerated depreciation on its technical assets. In this regard, management believes that this provides a better reflection of the recoverable value of its technical assets without incurring costly technical asset revaluations.

The change in accounting policy was done retrospectively in accordance with IAS 8 and the effects of the change in accounting policy as at 31st March, 2002 and prior are detailed below:

•        Increase in retained earnings of TT$142.7M;

•        Decrease in deferred tax liability of TT$51.7M;

•        Decrease in the net book value of property, plant & equipment-PPE of TT$180.2M;

•        Decrease in the capital reserve of TT$271.3M;